Exhibit 4.6

Dated 25 January 2006

TSAKOS ENERGY NAVIGATION LIMITED (1)

- and –

BUTTERFIELD SHIPPING CO LTD (2)

SHARE SALE AND PURCHASE AGREEMENT

RELATING TO OPTIMA MARITIME SA

HOLMAN FENWICK & WILLAN

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1

2.	SALE AND PURCHASE AND ASSIGNMENT	2

3.	CONSIDERATION	3

4.	COMPLETION	3

5.	WARRANTIES AND INDEMNITIES TO TEN	4

6.	ACCESS	5

7.	ANNOUNCEMENTS AND CONFIDENTIALITY	5

8.	PROVISIONS RELATING TO AGREEMENT	6

9.	COSTS	6

10.	NOTICES	7

11.	GOVERNING LAW AND JURISDICTION	7

SCHEDULE 1 - THE WARRANTIES		10

1.	BOOKS AND RECORDS	10

2.	SHIPBUILDING CONTRACT	10

3.	TAX	10

4.	BORROWING AND CHARGES	10

5.	INSOLVENCY	10

6	LOANS TO DIRECTORS ETC.	11

7	MATERIAL CONTRACTS ETC.	11

8.	LEGAL PROCEEDINGS	11

9.	UNLAWFUL ACTS ETC. BY COMPANY	12

10.	CLAIMS	12

11	CONVERSION RIGHTS ETC.	12

12.	POWERS OF ATTORNEY/AGENCY/FEES ETC	12

13	LICENCES ETC.	12

14.	FEES AND FUNDS	12

15.	EXISTENCE OF SUBSIDIARIES	12

16.	PENSIONS	13

17.	OTHER MATERIAL ASPECTS	13

18.	PROJECT AGREEMENTS	13

19.	RECITALS AND DISCLOSURES	14

SCHEDULE 2 - FORM OF NOTICE OF ASSIGNMENT		15

THIS AGREEMENT is made on 25 January 2006

BETWEEN:

(1)	TSAKOS ENERGY NAVIGATION LIMITED a company incorporated in Bermuda with offices at 367 Syngrou Avenue, Athens, Greece (“TEN”) and

(2)	BUTTERFIELD SHIPPING CO LTD a company incorporated in Liberia with its registered office at 80 Broad Street, Monrovia, Liberia (“the Seller”)

WHEREAS:

(A)	Optima Maritime S.A. of Calle 53 Urbanizacion Obarrio Swiss Tower Piso 16, Panama, Republic of Panama is a Company organised and existing under the laws of Panama (the “Company”), with 100 registered shares of $100.00 par value in issue.

(B)	The Seller is the beneficial owner of the whole of the issued and allotted share capital in the Company.

(C)	TEN and the Seller have agreed that the Seller shall sell and TEN shall buy the Sale Shares and that the Seller shall assign to TEN all its rights in respect of the Shareholder Loans on the terms and conditions hereinafter contained.

(D)	The Company has entered into the Shipbuilding Contract for the construction of the Vessel with Hyundai.

(E)	The obligations of the Company to Hyundai under the Shipbuilding Contract have been guaranteed by Tsakos Shipping & Trading SA (“TST”) pursuant to a Guarantee dated 30 April 2004 (the “Guarantee”).

NOW IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement (including the Recitals and the Schedules), unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Company” means the Company described in Recital A;

“Completion” means the completion of the sale and purchase of the Sale Shares under this Agreement pursuant to Clause 4;

“Dollar” and “US$” means the lawful currency of the United States of America from time to time;

“Hyundai” means Hyundai Mipo Dockyard Co. Ltd of Korea;

“Notice of Assignment” means a notice of assignment substantially in the form attached at Schedule 2;

“Project Agreements” means:

(a)	the Shipbuilding Contract;

(b)	all guarantees, bonds, or other performance security relating to any of the foregoing (including, without limitation, the Refund Guarantee); and

(c)	all replacements of any of the foregoing and any other agreement entered into between the Company and any other party which is material to the construction or operation of the Vessel;

“Purchase Price” means US$17,645,400 (being the amount of US$14,715,400 plus US$2,930,000 already paid to Hyundai, being the first two instalments of 5% each of the purchase price under the Shipbuilding Contract);

“Refund Guarantee” means the refund guarantee dated 6 May 2004 whereby The Export-Import Bank of Korea guaranteed for the benefit of the Company the obligations of Hyundai to refund in certain circumstances all or part of the monies paid by the Company under or pursuant to the Shipbuilding Contract;

“Sale Shares” means all the issued shares in the capital of the Company and in issue at the date of this Agreement, credited as fully paid up;

“Shareholders’ Loans” means the interest free indebtedness of the Company to the Seller in the aggregate sum of US$2,930,000;

“Shipbuilding Contract” means the agreement between the Company and Hyundai dated 30 April 2004 for the construction of the Vessel for the sum of US$29,300,000, delivery scheduled for June 2007, in the form annexed to this Agreement;

“Vessel” means the tanker which is under construction for the Company by Hyundai bearing hull number 0406 to be named BYZANTION;

“Warranties” means the representations, warranties and undertakings given by the Seller in relation to the Company and referred to in Clause 5.

1.2	In this Agreement (including the Recitals and the Schedules), unless the context otherwise requires:

(a)	all references to statutory provisions or enactments shall include references to any amendment, modification or re-enactment of any such provision or enactment (whether before or after the date of this Agreement), to any previous enactment which has been replaced or amended and to any regulation or order made under such provision or enactment;

(b)	references to documents “in the agreed form” are to documents in terms agreed between the parties to this Agreement and initialled (for the purpose of identification only) by or on behalf of the parties prior to the date of this Agreement;

(c)	references to the Recitals, Clauses and the Schedules are respectively to the recitals to, clauses of, and the schedules to, this Agreement;

(d)	Clause headings shall not affect the interpretation of this Agreement;

(e)	words denoting the singular number shall include the plural and vice versa; and

(f)	references to, or to a provision of, any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise.

2.	SALE AND PURCHASE AND ASSIGNMENT

2.1	Subject to the terms and conditions contained herein, the Seller shall sell with full title guarantee in consideration of the payment of the Purchase Price the Sale Shares and TEN shall purchase all of the Sale Shares with all rights attached or accruing to them and free from all claims, charges, liens, encumbrances, options, rights of pre-emption or equities whatsoever.

2.2	With effect from Completion the Seller shall assign, and hereby agrees to assign to TEN, with full title guarantee and for the same consideration as referred to in Clause 2.1, all rights in respect of the Shareholders’ Loans including (without limitation) the right to receive repayment of the Shareholders’ Loans.

3.	CONSIDERATION

The consideration shall be the Purchase Price, which shall be paid by TEN to the Seller on Completion.

4.	COMPLETION

4.1	Completion shall take place immediately following exchange of this agreement at 367 Syngrou Avenue, Athens, Greece, or such other place as the parties may agree.

4.2	At Completion:

(a)	in exchange for the payment of the Purchase Price to be made under Clause 4.3, the Seller shall deliver (where appropriate as agent for the Company) to TEN:

(i)	a transfer in respect of the Sale Shares in the usual Panamanian form duly executed by the registered holders in favour of TEN or as it may direct;

(ii)	certificates for the Sale Shares and any other documents which may be required to give good title to the Sale Shares and to enable TEN to procure registration of the same in its name or as it may direct;

(iii)	the resignations of each of the directors and the secretary of the Company in the agreed form and confirmation by the Seller in the agreed form that the Seller has no claims against the Company;

(iv)	a certified copy of the constitutional documents of the Seller and of board resolutions of the Seller authorising the transactions covered by this Agreement and of any power of attorney under which this Agreement and any document required to be delivered under this Clause 4.2(a) has been or is to be executed;

(v)	a letter of acceptance of appointment from the Seller’s process agent appointed under Clause 10.1;

(vi)	the Company’s certificate of incorporation, certificate of incorporation on change of name (if applicable), statutory registers and other statutory records (if any) for a Panamanian company;

(vii)	an opinion in relation to matters of Liberian law addressed to TEN in respect of the Seller and its capacity and authorisation to enter into, and its due execution of, this Agreement and all documents to be delivered under this Agreement, in form and substance satisfactory to TEN;

(viii)	a duly executed Notice of Assignment;

(ix)	evidence that all existing mandates for the operation of bank accounts of the Company have been revoked and new mandates issued giving authority to persons nominated by TEN and statements of the current balances on all such accounts.

(b)	TEN shall deliver to the Seller:

(i)	a certified copy of the constitutional documents of TEN and of board resolutions of TEN authorising the transactions covered by this Agreement and of any power of attorney under which this Agreement and any document required to be delivered under this Clause 4.2(b) has been or is to be executed;

(ii)	a letter of acceptance of appointment from TEN’s process agent appointed under Clause 10.1; and

(c)	TEN shall deliver to Hyundai a guarantee replacing the Guarantee to enable the Guarantee to be cancelled and pending cancellation TEN shall indemnify TST and keep it indemnified against all claims and demands made on it by Hyundai under the Guarantee.

4.3	At Completion, but subject to delivery of all the documents listed in Clause 4.2(a), TEN shall pay to the Seller the Purchase Price by way of telegraphic transfer to the following account:

Correspondent bank	:	HSBC Bank USA
ABA	:	021001088
Swift	:	MRMDUS33
Account number	:	000129879
Account name	:	DVB Bank AG, Frankfurt (SWIFT: DVKBDEFF)
Reference	:	BP Nr. 618063 – Butterfield Shipping Co. Ltd.

4.4	If for any reason the provisions of Clause 4.2(a) are not fully complied with, TEN shall, and/or if for any reason the provisions of Clause 4.2(b) or of Clause 4.3 are not complied with, the Seller shall, be entitled (in addition and without prejudice to any other right or remedy available to each of them) to elect:

(a)	to rescind this Agreement upon giving 5 days’ written notice to the other party, whereby the other party shall be given the opportunity to remedy the notified non-compliance within such delay;

(b)	to fix a new date for Completion; or

(c)	to proceed to Completion so far as practicable, the other party then being obliged to use its best endeavours to perform or procure the performance of any of the outstanding provisions of Clause 4.2(a) or 4.2(b), as the case may be.

4.5	TEN shall procure that its bankers issue such confirmations of payment instructions as the Seller may reasonably require as evidence that the payment required under this Agreement has been made at Completion.

5.	WARRANTIES AND INDEMNITIES TO TEN

5.1	The Seller warrants, represents and undertakes to TEN that the statements in Schedule 1 will at Completion be true and correct in all respects and not misleading in relation to the Company;

5.2	The Seller will indemnify TEN

(a)	in respect of any breach of any of the Warranties and in respect of any direct loss, liability, claim or expense incurred by TEN by reason of any of the Warranties being untrue, incorrect or misleading and

(b)	without limitation to the foregoing, in respect of any direct loss, liability, claim or expense incurred by TEN on the Shareholders Loans being owed at the time of Completion to some person other than the Seller

Provided that

(c)	TEN has first provided the Seller with written details of the circumstances giving rise to the claim setting out details of the calculation of the amount claimed; and

(d)	the maximum aggregate principal liability of the Seller under this Clause shall not exceed the Purchase Price.

5.3	TEN shall not be entitled to make any claim under Clause 5.2 of this Agreement unless and until the aggregate principal amount of such claim or claims is at least US$10,000, but then for the full amount of such claims and not merely the excess over US$10,000.

5.4	The obligations of the Seller under Clause 5.2 shall terminate on the earlier of the second anniversary (except in relation to claims which have been notified to the Seller in writing before that date) and the date on which the Seller has paid the Maximum Amount to TEN.

6.	ACCESS

6.1	The Seller will procure that as from the date of this Agreement until Completion TEN and any persons authorised by TEN will be given full access during normal business hours to inspect the books of account, records and documents of the Company.

7.	ANNOUNCEMENTS AND CONFIDENTIALITY

7.1	Neither of the parties will make any announcement with respect to this Agreement before Completion without the prior consent of the others.

7.2	Except as otherwise provided in this Clause 7, each party shall treat Information provided to that party by the other party to this Agreement as confidential subject to the following terms:

(a)	the parties may disclose the Information or portions thereof:

(i)	at the request of any regulatory, supervisory or governmental authority, institution or department; or

(ii)	under court process or pursuant to statutory requirement; or

(iii)	to their auditors, external counsel or accountants; or

(iv)	to their affiliates or subsidiaries; or

(v)	to any third party with whom they may enter into an agreement or agreements connected with the Transaction Documents on or prior to the entry by the parties into the Transaction Documents;

Provided that recipients of Information under (iii), (iv) and (v) above agree to keep that Information confidential in accordance with the terms of this Clause 7.2; and

(b)	the confidentiality obligation contained in this Clause 7.2 shall expire, in relation to any Information provided to either party, after a period of one year from the date such Information is provided to that party.

In this Clause 7.3, “Information” means this Agreement, the transactions contemplated by this Agreement and the Transaction Documents and any agreement entered into in connection with the Transaction Documents and includes any written non-public financial, commercial or other information concerning the business and affairs of any of the parties to the Transaction Documents (whether prepared by the relevant party, its advisers or otherwise) that is provided to one party to this Agreement (the “recipient”), by or on behalf of the other party to this Agreement, on or after the date hereof, but does not include:

(i)	Information that was already in the possession of the recipient prior to the date of this Agreement other than Information that was provided to the recipient in writing in connection with or for the purposes of it entering into this Agreement;

(ii)	Information which is at the date of this Agreement, or after the date of this Agreement becomes, generally available to the public other than as a result of a disclosure by the recipient in breach of this Agreement; or

(iii)	Information obtained by the recipient from a third party which, so far as the recipient is aware was not provided to the party in breach of any obligation owed by that third party to the relevant party originally providing the Information.

8.	PROVISIONS RELATING TO AGREEMENT

8.1	Any party may assign its rights under this Agreement, subject to first having obtained the prior written consent of the other party (such consent not to be unreasonably withheld), and this Agreement will be binding on and enure for the benefit of the parties’ successors, assigns and personal representatives.

8.2	This Agreement represents the entire understanding, and supersedes any previous agreement, between the parties in relation to the subject-matter of this Agreement.

8.3	So far as it remains to be fulfilled, this Agreement will continue in full force and effect notwithstanding Completion.

8.4	This Agreement is not intended to, nor shall it create, any rights, claims or benefits enforceable by any person not a party to it, save for TST which has the benefit of the right to the indemnity under clause 4.2(c). A person who is not a party to this Agreement may not enforce, or otherwise have the benefit of, any provision of this Agreement under the Contracts (Rights of Third Parties) Act 1999.

9.	COSTS

9.1	The parties will pay their own costs in connection with this Agreement, but if a party exercises any right to rescind or terminate the Agreement pursuant to Clause 4.4 (the “Non-defaulting Party”), then the other party will indemnify the Non-defaulting Party against all expenses and costs incurred by the Non-defaulting Party in investigating the affairs of the Company and in the negotiation and preparation of the Agreement, its Schedules and any documents entered into pursuant to this Agreement and referred to in this Agreement

10.	NOTICES

10.1	Any notice to be given by a party to this Agreement shall be in writing in English and may be given personally or sent by fax or by prepaid registered post (airmail in the case of an address for service outside the United Kingdom) to the addressee at the address set out below:

(a)	the Seller

367 Syngrou Avenue

Athens

Greece

Tel No:                +30 210 948 0700

Fax No:                +30 210 940 7716

Attention: Thomas Zafiras

(b)	TEN

Tsakos Energy Navigation Limited

367 Syngrou Avenue

Athens

Greece

Tel No:                 +30 210 948 7712

Fax No:                 +30 210 948 0710

Attention:            George Saroglou

or at such other address as the party to be served may have notified as its address for service.

10.2	Any notice if given personally or by registered post shall be deemed served when delivered; if sent by fax shall be deemed served when despatched. In proving the service of any notice it will be sufficient to prove, in the case of a letter, that such letter was delivered to the address given for notice; or, in the case of a fax, that such fax was duly despatched to a current fax number of the addressee supported by a fax transmission receipt from the sender’s fax machine.

11.	GOVERNING LAW AND JURISDICTION

11.1	This Agreement shall be governed by English law, and each of the parties hereby submits to the exclusive jurisdiction of the High Court of Justice in England and Wales.

11.2	The Seller irrevocably appoint Tsakos Shipping (London) Limited, 2nd Floor, 18 Buckingham Gate, London, SW1E 6LB and TEN irrevocably appoints HFW Nominees Limited of Marlow House, Lloyds Avenue, London EC3N 3AL as their respective process agent to receive on their behalf service of process in any proceedings in England. Such service shall be deemed completed on delivery to such process agent (whether or not it is forwarded to and received by the Seller or TEN). If for any reason such process agent ceases to be able to act as process agent or no longer has an address in England, each party irrevocably agrees to appoint a substitute process agent acceptable to the other and to deliver to such party a copy of the new process agent’s acceptance of that appointment within 30 days.

11.3	Each party irrevocably consents to any process in any legal action or proceedings in connection with this Agreement being served on it in accordance with the provisions of this Agreement relating to the service of notices. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

IN WITNESS whereof the parties have executed this Agreement

EXECUTION PAGE

SIGNED by	)
for and on behalf of	)
TSAKOS ENERGY NAVIGATION	)
LIMITED	)

/s/ Paul Durham

SIGNED by	)
for and on behalf of	)
BUTTERFIELD SHIPPING CO LTD	)

/s/ Thomas Zafiras

SCHEDULE 1

THE WARRANTIES

1.	BOOKS AND RECORDS

1.1	all accounts, books, ledgers, and other financial records of the Company:

(a)	have been properly maintained and contain accurate records of all matters entered in them; and

(b)	give a true and fair view of the matters which appear in them;

2.	SHIPBUILDING CONTRACT

2.1	Copies of all of the Project Agreements are annexed to this Agreement and are true and complete copies of such documents.

2.2	The Company’s only assets are its rights under the Project Agreements and all such assets are the absolute property of the Company free from any mortgage, charge, lien, bill of sale or other encumbrance and are not the subject of any leasing, hiring or hire-purchase agreement or agreement for payment on deferred terms or assignment or factoring licensing or other similar agreement, and all such assets are in the possession or under the control of the Company and the Company has not agreed to create or grant any such lien, charge, option, encumbrance or licence.

2.3	The Company has paid the sum of US$2,930,000 to Hyundai, representing the first two instalments of the price in accordance with the Shipbuilding Contract.

3.	TAX

3.1	The Company is not liable, to taxation in any country (other than, in relation to Liberia, the annual franchise tax of US$450, which has been paid up to 31 March 2006).

4.	BORROWING AND CHARGES

4.1	except in relation to the Shareholders’ Loans, the Company does not have outstanding any borrowing or indebtedness in the nature of borrowing, including any bank overdraft, any liability under acceptances and any acceptance credit;

4.2	the amount of the Shareholders’ Loans is the figure set out in the definition of such term in Clause 1.1 and the Shareholders’ Loans are the absolute property of the Seller free from any mortgage, charge, lien, bill of sale or other encumbrance or third party right or agreement to create the same.

5.	INSOLVENCY

5.1	no receiver or administrative receiver or the equivalent in any jurisdiction has been appointed in respect of the Company or in respect of the whole or any part of the assets or undertaking of the Company;

5.2	no administration order or the equivalent in any jurisdiction has been made and no petition has been presented for such an order in respect of the Company;

5.3	no meeting has been convened at which a resolution will be proposed, no resolution has been passed, no petition has been presented and no order has been made for the winding-up or the equivalent in any jurisdiction of the Company;

5.4	the Company has not stopped nor suspended payment of its debts, become unable to pay its debts or otherwise become insolvent;

6.	LOANS TO DIRECTORS ETC.

6.1	there is not outstanding:

(a)	any loan made by the Company to, or debt owing to the Company by the Seller or any director, officer or employee of the Company or any person connected with any such person;

(b)	any agreement or arrangement to which the Company is a party and in which the Seller or any director of the Company or any person connected with any of them as mentioned in (a) above is interested;

(c)	any agreement or arrangement between the Company and any company of which it is a subsidiary or another subsidiary of any such company (including, but not limited to, any such agreement or arrangement under which the Company is, or may in the future become, liable to pay any service, management or similar charge to make any payment of interest or in the nature of interest) and the Company has not entered into any transaction (save in the ordinary course of trade) with any person connected with it or with any of its directors as mentioned in paragraph (a) above which has had a material effect on the results of the Company for any of the last six years, except under the Project Agreements;

7.	MATERIAL CONTRACTS ETC.

7.1	Except under the Project Agreements, there is not outstanding:

(a)	any agreement or arrangement between the Company and any distributor, supplier or customer of the Company;

(b)	any joint venture, franchise, consortium or partnership agreement or arrangement to which the Company is a party;

(c)	any sale or purchase option or similar agreement or arrangement affecting any assets owned or used by the Company or by which it is bound;

(d)	any liability, obligation or commitment of any kind on the part of the Company (including a capital commitment);

(e)	any offer or tender or the like given or made by the Company which is still outstanding and capable of giving rise to a contract by the unilateral act of a third party;

(f)	any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

8.	LEGAL PROCEEDINGS

The Company is not engaged and has not since the Last Accounts Date been engaged or proposing to engage in any litigation, arbitration, prosecution or other legal proceedings or other forms of dispute resolution, and there are no claims or actions (whether criminal or civil) in progress, outstanding, pending or threatened against the Company, any of its assets or any of its directors or in respect of which the Company is liable to indemnify any party concerned;

9.	UNLAWFUL ACTS ETC. BY COMPANY

9.1	To its best knowledge and belief, neither the Company nor any of its officers or employees has by any act or default committed:

(a)	any criminal or unlawful act in connection with the business of the Company;

(b)	any breach of trust in relation to the business or affairs of the Company;

(c)	any breach of contract or statutory duty or any tortious act (including any act giving rise to product liability) which could entitle any third party to terminate any contract to which the Company is a party or could lead to a claim against the Company for damages or an injunction;

10.	CLAIMS

no claim under any policy of insurance taken out in connection with the business or assets of the Company is outstanding and, so far as the Seller is aware, there are no circumstances likely to give rise to such a claim;

11.	CONVERSION RIGHTS ETC.

no person has the right to call for the issue of any share or loan capital of the Company by reason of any conversion rights or under any option or other agreement;

12.	POWERS OF ATTORNEY/AGENCY/FEES ETC

12.1	there are no powers of attorney given by the Company except any given incidentally to and for the purposes only of enforcement of any security.

12.2	no person not being an employee of the Company is authorised to act as agent for the Company or to bind the Company otherwise than the directors of the Company; and

12.3	no person is entitled to receive from the Company any fees, brokerages or other commissions in connection with the purchase or sale of the shares in or assets of the Company;

13.	LICENCES ETC.

all licences, permissions, registrations and consents required for the carrying on of the business of the Company as it is carried on at Completion have been obtained by it and are in full force and effect and the Company is not in breach of any of the terms or conditions of such licences, permissions, registrations or consents and, to the best of the knowledge, information and belief of the Seller, there are no circumstances indicating that any of those licences, permissions, registrations or consents is likely to be revoked or not renewed or varied or suspended in whole or in part whether or not in the ordinary course such circumstances including but not limited to the carrying into effect of this Agreement;

14.	FEES AND FUNDS

The Company will not bear any fees, costs and disbursements of whatever nature incurred in relation to any arrangements for the sale or proposed sale of the Shares;

15.	EXISTENCE OF SUBSIDIARIES

the Company does not have, and has never had, any subsidiary;

16.	PENSIONS

no agreement or arrangement exists for the provision by the Company of any pension arrangements (or equivalent) for any of its directors, officers or employees or former directors, officers or employees or any dependent of any such person or any death benefits for any director, officer or employee or former officer or employee of the Company or for any dependent of any such person;

17.	OTHER MATERIAL ASPECTS

17.1	since the date of its incorporation and apart from the Project Agreements and repayment by the Seller on behalf of the Company of predelivery finance:-

(a)	the business of the Company has been carried on in the ordinary course and in the same manner (including nature and scope) as in the past and so as to maintain it as a going concern;

(b)	there has been no material adverse change in the financial or trading position or prospects of the Company;

(c)	the Company has not entered into any transaction which has given rise or will give rise to a liability to taxation on the Company;

(d)	the Company has not acquired or disposed of or agreed to acquire or dispose of any business or any material asset;

(e)	the Company has not paid any service, management or similar charges or any interest or amount in the nature of interest to any other person or incurred any liability to make such a payment;

18.	PROJECT AGREEMENTS

18.1	the Company is duly incorporated and validly existing in good standing under the laws of Liberia as a Company and has the power to carry on its business as it is now being conducted and to own its property and other assets;

18.2	the Company has power to execute, deliver and perform its obligations under the Project Agreements to which it is a party and to borrow the Shareholders’ Loans;

18.3	all necessary corporate, shareholder and other action has been taken by the Company to authorise the execution, delivery and performance of the same and no limitation on the powers of the Company to borrow has been exceeded as a result of borrowing the Shareholders’ Loans;

18.4	the Company and all other parties thereto have complied in all material respects with the Project Agreements.

18.5	the Project Agreements constitute valid and legally binding obligations of the Company enforceable in accordance with their respective terms;

18.6	the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the Project Agreements by the Company will not:

(a)	contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Company is subject;

(b)	conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Company is a party or is subject or by which it or any of its property is bound;

(c)	contravene or conflict with any provision of the constitutional documents of the Company; or

(d)	result in the creation or imposition of or oblige the Company to create any lien, charge or other encumbrance on any of its undertakings, assets, rights or revenues;

18.7	it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Project Agreements that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any relevant jurisdiction or that any stamp, registration or similar tax or charge be paid in any relevant jurisdiction on or in relation to any of the Project Agreements;

18.8	there have been no amendments or variations agreed to any Project Agreement, except as identified in writing to TEN before the date of this Agreement (and no action has been taken by either the Company or any other party to them to cancel, rescind, repudiate or otherwise terminate any Project Agreement, in whole or in part);

18.9	the Company has not concluded any agreement with, or granted any option or right of pre-emption or equivalent to, any person with respect to employment of the Vessel that is currently subsisting;

18.10	neither the Vessel nor its earnings, insurances or requisition compensation nor any rights of the Company under any of the Project Agreements are subject to any encumbrance other than in favour of TEN;

18.11	no taxes are imposed by withholding or otherwise in any relevant jurisdiction on any payment to be made by the Company under any contract to which it is a party;

18.12	the Company (so far as the Seller is aware, having made all reasonable enquiries) is not in breach of or in default under any agreement to which it is a party to an extent or in a manner which might have a material adverse effect on the Company;

19.	RECITALS AND DISCLOSURES

the recitals to this Agreement and all information and documents relating to the Company disclosed or supplied in writing by the Seller or the Company or any agent of any of them to TEN, or its advisers during or with a view to the negotiations leading up to the Agreement, including (but not limited to) the information contained in the Disclosure Letter, are true and accurate in all material respects, and there is no fact not disclosed which would render any such information or document inaccurate or misleading.

SCHEDULE 2

FORM OF NOTICE OF ASSIGNMENT

To:         Optima Maritime SA

Dated:   [  ] 2006

Dear Sirs

Notice of assignment

We refer to the indebtedness owed by you to us in an aggregate principal amount of US$2,930,000 (the “Shareholder Loan”).

We hereby give you notice that on [ ] 2006 all our rights in respect of the Shareholder Loan including (without limitation) the right to receive repayment of, and payment of interest on, the Shareholder Loan, were assigned to Tsakos Energy Navigation Limited by us.

This notice shall be governed by and construed in accordance with English law.

Yours faithfully

For and on behalf of
Butterfield Shipping Co Ltd

NOTICE OF ASSIGNMENT

To:       Optima Maritime SA

Dated: 25 January 2006

Dear Sirs

Notice of assignment

We refer to the indebtedness owed by you to us in an aggregate principal amount of US$2,930,000 (the “Shareholder Loan”).

We hereby give you notice that on 25 January 2006 all our rights in respect of the Shareholder Loan including (without limitation) the right to receive repayment of, and payment of interest on, the Shareholder Loan, were assigned to Tsakos Energy Navigation Limited by us.

This notice shall be governed by and construed in accordance with English law.

Yours faithfully

/s/ Thomas K. Zafiras
For and on behalf of
Butterfield Shipping Co Ltd